Exhibit 3.1(ah)
ARTICLES OF ORGANIZATION
OF
ARTERY-BEAZER CLARKSBURG, LLC
     The undersigned Authorized Person, for the purpose of forming Artery-Beazer Clarksburg, LLC, a Maryland limited liability company under and by virtue of the Maryland Limited Liability Company Act as set forth in Title 4A of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time (the “Act”), does hereby set forth the following:
     1. Name. The name of the limited liability company (which hereafter is called the “Company”) is Artery-Beazer Clarksburg, LLC.
     2. Purpose. The Company is organized to: (a) acquire, buy, own, invest in, manage, develop, construct, improve, refinance, exchange, dispose, market, promote, sell and otherwise deal with that certain real property, containing approximately 374 acres of unimproved land located in Clarksburg, Maryland (“Property”), directly or through acquisition and ownership of 100% of the interests of an entity which owns the Property; (b) obtain all preliminary plans, site plans, subdivision, engineering, land use and zoning and related approvals from the applicable governmental authorities required to develop and sell the Property pursuant to the Development Management Agreement and the Operating Agreement; (c) petition Montgomery County to create a special taxing district for the Property and to enter into any and all agreements required to effectuate the creation and implementation of such a special taxing district for the Property; (d) oversee the subdivision of the Property into single family detached townhouse and multifamily residential and commercial building lots and the development and sale of such building lots pursuant to the Development Management Agreement and the Operating Agreement; (e) have and to exercise all power now or hereafter conferred by the laws of the State of Maryland on limited liability companies formed pursuant to the Act; and (f) do any and all things necessary, convenient, or incidental to the foregoing.
     3. Principal Office and Resident Agent. The address of the principal office of the Company is 300 East Lombard Street, Suite 1400, Baltimore, Maryland 21202. The resident agent of the Company shall be the Corporation Trust Incorporated. The post office address of the Resident Agent of the Company is 300 East Lombard Street, Suite 1400, Baltimore, Maryland 21202.
     4. Operating Agreement. A written operating agreement (“Operating Agreement”) shall establish and regulate the Company’s affairs, the conduct of its business and the relations of its members.
     5. Management of the Company: Authority of Members. The Company shall be managed by its Managers. Members of the Company shall have no authority to act for and on behalf of the Company solely by virtue of being members of the Company.
          DATED this 14th day of May 2009.

By:	/s/ John R. Ortick, Jr.
John R. Ortick, Jr.
Authorized Person

CONSENT OF RESIDENT AGENT
     The undersigned, a corporation duly organized in the State of Maryland, does hereby consent to its appointment as Resident Agent of Artery-Beazer Clarksburg, LLC, a Maryland limited liability company.

THE CORPORATION TRUST INCORPORATED
/s/ Billie J. Swoboda
Billie J. Swoboda, VP

ARTICLES OF AMENDMENT
of
ARTERY-BEAZER CLARKSBURG, LLC
     The undersigned, being duly authorized to execute and file these Articles of Amendment for record with the Maryland State Department of Assessment and Taxation, hereby certifies that:
     First: The name of the limited liability company (hereinafter referred to as the “Company”) is Artery-Beazer Clarksburg, LLC.
     Second: The charter of the limited liability company is hereby amended as follows:

First:	The name of the limited liability company (hereinafter referred to as the “Company”) shall be “Clarksburg Arora LLC”
     Third: The forgoing Articles of Amendment of the Company have been approved by unanimous consent of the members of the Company.
     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 13th day of July, 2009.

/s/ B. Hayes McCarty
B. Hayes McCarty
Authorized Person/Co-Manager

Filer Information
Raqual C. Crea
Artery Group, LLC
7200 Wisconsin Ave.
Suite 1000
Bethesda, Maryland 20814